EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

Hooper Holmes
Joseph Marone Vice President & Acting Chief Financial Officer
(908) 766-5000
PRESS RELEASE
Financial Dynamics
Investors: Jonathan Birt / John Capodanno
Media: Sean Leous
Financial Dynamics
212-850-5600

HOOPER HOLMES ANNOUNCES 2005 THIRD QUARTER FINANCIAL RESULTS

BASKING RIDGE, NJ, October 31, 2005, Hooper Holmes, Inc. (AMEX:HH) today reported its financial results for the third quarter and nine months ended September 30, 2005.

Total revenues for the quarter decreased 6% to $77.5 million compared to $82.4 million in the third quarter of 2004. Net loss was $2.5 million or $0.04 per diluted share compared to net income of $2.4 million or $0.04 per diluted share in the third quarter of the prior year. The third quarter 2005 operating income included an after tax charge of $.04 per diluted share related to costs associated with the previously announced departures of the Company’s former President and Chief Executive Officer, and the Company’s former Chief Financial Officer, in the third quarter, as well as the write-off of certain purchased business application software.

Third quarter 2005 revenues for the Company’s Health Information Division (HID) were $68.3 million, a decrease of 3.7% compared to the $70.9 million reported in the third quarter 2004. Key factors influencing the HID’s period-over-period operating results were:

•	A $5.4 million, or 12% decrease in Portamedic revenues to $40.6 million, reflecting the continued decline in the Company’s core paramedical business

•	A $1.0 million, or 28% increase in Mid-America Agency Services (MAAS) revenues to $4.5 million

•	A $0.3 million, or 3% increase in Medicals Direct, our UK subsidiary, revenues to $10.7 million

•	A $0.6 million, or 15% increase in Heritage Labs revenues to $4.7 million

•	A $0.8 million, or 12% increase in Infolink revenues to approximately $7.9 million

Revenues for the Company’s Claims Evaluation Division (CED) were $9.2 million, compared to $11.5 million, a decrease of 20%, from the third quarter of 2004. The decrease was primarily a result of reduced independent medical exam and peer review activity in New York State, where a substantial amount of the CED’s revenue is generated.

For the nine months ended September 30, 2005, total revenues decreased 0.5% to $244.0 million from $245.3 million in last year’s comparable period. Net income was $2.8 million, or $0.04 per diluted share, for the nine-month period ended September 30, 2005, compared to $8.8 million, or $0.13 per diluted share, in the first nine months of last year.

Benjamin A. Currier, Chairman and interim Chief Executive Officer of Hooper Holmes, stated, “The third quarter results reflect the continuing decline of our core paramedical business, which prompted our release on October 7th of revised revenue and earnings guidance for the full year of 2005. The management team and Board of Directors are committed to completing our reorganization and promptly improving our earnings performance, demonstrating to our customer base an improved quality and efficiency of our operations, and substantially reducing costs. We intend to leverage our employee resources, geographic reach, experience, industry relationships and products and services.”

Mr. Currier added, “The Company’s search for both a CEO and CFO are progressing and we will update the market when a decision has been made.”

Hooper Holmes will host a conference call on Tuesday, November 1, 2005 to discuss third quarter results at 9:30 a.m. Eastern Time. The call will be broadcast live over the Internet, and is accessible at the Company’s website located at http://www.hooperholmes.com. In addition, an online archive of the broadcast will be available within two hours of the live call until the next quarterly conference call.

Hooper Holmes provides outsourced risk assessment services to the life insurance industry through over 265 locations nationwide and in the United Kingdom, as well as claims evaluation information services to the automobile, and workers’ compensation insurance industries.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

-TABLES TO FOLLOW-

HOOPER HOLMES INC.

2005 CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2005	2004	2005	2004
Revenues	$77,548	$82,446	$244,019	$245,281
Cost of operations	59,302	59,161	178,810	176,079

Gross profit	18,246	23,285	65,209	69,202

Selling, general and administrative expenses	22,317	19,260	60,167	54,405

Operating (loss) income	(4,071)	4,025	5,042	14,797

Other income (expense):
Interest expense	(147)	(216)	(493)	(560)
Interest income	111	94	288	251
Other income, expense, net	(126)	(65)	(353)	(265)

	(162)	(187)	(558)	(574)

(Loss) Income before income taxes	(4,233)	3,838	4,484	14,223

Income tax (benefit) expense	(1,742)	1,488	1,725	5,423

Net (loss) Income	$(2,491)	$2,350	$2,759	$8,800

Net (loss) income per share:
Basic	$(0.04)	$0.04	$0.04	$0.14
Diluted	$(0.04)	$0.04	$0.04	$0.13

Weighted average number of shares:
Basic	65,527,594	65,032,457	65,351,112	64,965,666
Diluted	65,527,594	66,287,393	66,080,614	66,550,831

Hooper Holmes, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	09/30/2005	12/31/2004
ASSETS
Current Assets:
Cash and cash equivalents	$12,188	$16,973
Marketable securities	2,172	6,886
Accounts receivable, net	44,962	42,001
Other current assets	7,117	7,242

Total current assets	66,439	73,102

Property, plant and equipment:	38,994	36,740
Less: Accumulated depreciation and amortization	26,804	25,540

	12,190	11,200

Goodwill	155,586	155,502
Intangible assets	31,447	35,380
Other assets	434	521

Total assets	$266,096	$275,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,052	$1,067
Accounts payable	12,632	14,701
Accrued expenses:
Salaries, wages and fees	961	1,105
Income taxes payable	454	2,512
Other	14,688	15,453

Total current liabilities	29,787	34,838

Long term debt, less current maturities	—	1,000
Other long term liabilities	152	3,881
Deferred income taxes	6,967	7,475
Minority interest	348	254

Stockholders’ equity:
Common stock, par value $.04 per share; authorized 240,000,000 shares, issued 67,499,074 in 2004 and 2003.	2,700	2,700
Additional paid-in capital	123,882	126,086
Accumulated other comprehensive income	688	1,466
Retained earnings	115,244	115,424

	242,514	245,676

Less: Treasury stock at cost (1,815,995 shares in 2005 and 2,297,995 shares in 2004)	13,672	17,419

Total stockholders’ equity	228,842	228,257

Total liabilities and stockholders’ equity	$266,096	$275,705